AGREEMENT

Made and signed this 7t' day of August, 2003
BETWEEN:    Promotion and Display Technology Ltd.
            A Company Organized under the Laws of the United Kingdom
            ("PDT")

                                                   Of the First Part

AND:        TheGlobe.com Inc.
            A Company Organized under the Laws of Florida
            ("TG")


                                                   Of the Second Part




Sale-Purchase Undertaking

1. PDT hereby agrees to sell to TG, and TG hereby agrees to purchase from PDT, Model V652M voiceglo branded USB handsets (the "Units"), with VoIP Voice chipset; ringer and proximity hook switch included; keyboard functionality and ability to upgrade firmware over USB; cutter guide; and further in accordance with certain requirements of TG (the "TG Requirements") and with the terms and conditions set out in this Agreement.

TG Requirements

2. On or before August 15, 2003 (unless otherwise indicated), TG will notify PDT of the details of the TG Requirements and provide all the documentation and information required with respect thereto. The TG Requirements will relate only to the following subjects and be subject to the following conditions:

      (a) Color of LED, side panels and body of Units. TG will choose from among blue, red, green, orange/yellow or white, and will provide the pantone reference for the side rubber grip colors and main body color. The choice of color will not affect the price, except in the case of white LEDs, which will cost an additional US$[___*___] per Unit. TG may change the color requirement with each Purchase Order, provided that in any particular Purchase Order, TG orders no fewer than [___*___] Units of each chosen color.

      (b) Branding of Units and position to be printed; TG will provide a high resolution file in any common PC format.

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      (c)   Indication on a line drawing of all key markings.

      (d) Underneath sticker artwork, based on a PDT proposal submitted to TG for its approval. (e) Serial number format (if TG requires something other than PDT's standard format).

      (f)   Instruction manual artwork in PDF or word format.

      (g) If TG wishes to have a CD with software included with each Unit, it will also provide (by the date above) a master disk and artwork for the CD; this will then be charged by PDT to TG at cost.

      (h) If TG wishes to have PDT provide gift box packaging for the Units, it will also provide PDT with artwork and any and all other documents and information with respect thereto;.

Number of Units to be Purchased/Price/Purchase Orders and Forecasts

3. TG undertakes to purchase from PDT no fewer than [___*___] Units during the period beginning on the date of this Agreement and ending on December 31, 2004 (the "Agreement Term"). TG may, but shall not be obligated to, purchase more than [___*___] Units during the Agreement Period, and should it desire to do so, the terms and conditions of this Agreement shall apply to those additional Units as well.

4. The price of the Units ordered during the Agreement Term will be as follows:

      First 75,000 Units Ordered                              US$[___*___]
      Next 75,000 Units Ordered (75,001-150,000)              US$[___*___]
      Next 100,000 Units Ordered (150,001-250,000)            US$[___*___]
      Next 100,000 Units Ordered (250,001-350,000)            US$[___*___]
      Next 150,000 Units Ordered (350,001-500,000)            US$[___*___]
      All Additional Orders of Units (500,001 and up)         US$[___*___]

5. The prices above, and any other amounts payable by TG to PDT, are net of all taxes of any kind, and of any withholding. Should such taxes or charges be imposed by any authority, they will be borne by TG.

6. The prices above are FOB Hong Kong. TG will be responsible at its own expense for all shipping and freight from the FOB point.

7. Further to the undertakings of TG above and without derogation there from, TG will issue to PDT, on the last day of each month, beginning on July 31, 2003 and ending December 31, 2004, written purchase orders ("Purchase

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      Orders").  In the  Purchase  Orders  during the period  from July 31, 2003 through December 31, 2003, TG will order no fewer than a total of [___*___] Units. Similarly, in the Purchase Orders issued during each quarter of 2004, TG will order no less than a total of [___*___] Units.

8. TG may issue Purchase Orders during a given month (not just on its last day), but in that event, the Purchase Order will deemed issued on the last day of the month in which it was issued.

9. Each Purchase Order will be for a minimum of [___*___] and up to [___*___] Units with a fourteen (14) day delivery time However, subject to its satisfaction of the provisions of this Agreement, TG may decline to issue a Purchase Order for any Units during a given month, including on its last day.

10. TG may order Units in excess of the quantities required above, provided that in no month will it issue Purchase Orders for more than [___*___] Units.

11. In addition to the above, on the last day of each month during the Agreement Term, TG will provide PDT with a written rolling forecast (the "Forecast"). The Forecast will describe the number of Units, which TG expects to order at the end of each of the following two months. For example, the Forecast of November 30, 2003 will describe the quantities TG expects to order in the Purchase Orders to be issued on December 31, 2003 and January 31, 2004. It is noted, to avoid doubt, that TG will be obligated to issue a Forecast on the last day of each month, even if it does not also issue a Purchase Order on that day.

12. TG will be obligated to issue Purchase Orders for the dates referred to in the Forecasts that accord with the Forecasts, subject to a deviation of 25% (whether up or down) in the quantities forecast.

13. All Purchase Orders and Forecasts will be sent by TG via facsimile to PDT's then current facsimile number. TG will also send all Forecasts by e-mail. TG will call PDT within two business days of the transmission of each Purchase Order and Forecast to confirm that they were received. A purchase order becomes valid on payment of 50% of the value contained in such purchase order being received by PDT.

14. For every [___*___] Units purchased by TG for which PDT has collected payment, PDT will pay TG a rebate in the amount of US$[___*___]. The rebate will be paid within thirty days after PDT has collected the payment for the said [___*___] Units.

      TG undertakes to hold in strictest confidence and not to disclose in any way, either directly or indirectly, to any third party, the prices of the Units as set out in this Agreement. TG will take all measures necessary to ensure that no person other than an employee of TG will have access to the

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      pricing information, to minimize the number of its employees who will have such access, and to ensure that all such employees will adhere to this confidentiality provision. "TG is fully aware of the sensitivity of this information and is also aware of the very significant damage to PDT which could result from a breach of this clause and TG would be liable to fully compensate PDT for all such damage."








Standby Letter of Credit

15. Together with each Purchase Order, TG will transmit to PDT, via facsimile to PDT's then current facsimile number, a copy of a transferable irrevocable Standby Letter of Credit ("Standby Letter of Credit") issued by a bank selected by TG and approved by PDT, in the amount of 50% of the payment that TG will be obligated to pay PDT pursuant to the Purchase Order. In addition, TG will cause the original of the Standby Letter of Credit to be delivered to PDT, at its office in the United Kingdom, no later than three business days after the transmission of the Purchase Order.

16. With respect to the Purchase Orders each Standby Letter of Credit will provide for payment to PDT immediately upon presentment of the Standby Letter of Credit by PDT. However, TG will forward payment to PDT within 5 days of shipment and the Standby letter of credit will only be called upon by PDT in the event of TG not complying with these payment terms

17. Each Standby Letter of Credit will, by its terms, remain in effect until at least 180 days from the date of the Purchase Order to which it relates.

18. Each Standby Letter of Credit will be in the form attached to this Agreement as an integral part hereof, and accord with the provisions of this Agreement with respect to the Standby Letters of Credit. The terms of this Standby Letter of Credit are attached at the end of this contract in the Appendix.

19. Each Standby Letter of Credit will include a clause whereby the right of PDT to realize the Standby Letter of Credit to collect its amount will be conditioned on PDT's presenting, together with the Standby Letter of Credit, a document which, on its face, appears to be a declaration by PDT

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      that the goods as to which the Standby Letter of Credit constitutes payment have been inspected by McRink Surveyors (BVI) Limited ("McRink

20. Except as provided above, realization of each Standby Letter of Credit shall, by its terms, be unconditional.

Delivery

21. PDT will deliver the Units ordered in a Purchase Order or Purchase Orders made in a given month, to the delivery point in Hong Kong, within 30 days after the later of (a) the last day of that month and (b) its receipt of the original of the Standby Letter of Credit with respect to the said Purchase Order or Orders in accordance with the terms of Paragraph 16 of this Agreement. However, if the Purchase Order or Purchase Orders made in a given month are for more than 100,000 Units, then PDT will deliver the Units, to the delivery point in Hong Kong, within 60 days after the later of (a) the last day of that month and (b) its receipt of the original of the Standby Letter of Credit with respect to the said Purchase Order or Orders in accordance with the terms of Paragraph 16 of this Agreement.

Defective Units

22. PDT will be responsible to replace any Units that do not remain in good working order ("Defective Units") for a period of 18 months from the date of the manufacture of the Units, provided that the given Unit was handled and used in a customary and ordinary manner. Whenever, during the relevant period, such a defect is discovered, TG will promptly notify PDT. TG will collect such defective Units and, upon collection of 100 such Units, PDT will be given a reasonable opportunity to examine (or have someone on its behalf) examining the Units. On each occasion that TG has in fact collected 100 Defective Units for which PDT is responsible, it will (after PDT has been given the opportunity for examination) dispose of the Defective Units, and PDT will then replace the Defective Units (the "Replacement Units"). The Replacement Units will be included together with the next delivery of Units to be made by PDT to TG with which it is reasonably possible to include such Replacement Units.

23. Except for the provision above, PDT provides no warranty, express or implied, with respect to the Units, including without limitation implied warranties of merchantability and fitness for a particular purpose.

24. In addition, except for its obligation above with respect to Replacement Units, PDT shall not be liable to TG for any remedies or other damages as a result of any Defective Units. Without derogating from this provision, it is expressly provided that PDT will not be liable to TG for any


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      special, incidental or consequential damages (including, but not limited to, lost profits).

Infringement

25. Should a claim be made that the manufacture, use, maintenance, sale or other disposition of the Units infringes or otherwise violates any patent, copyright, trademark, trade secret, or proprietary or other information of any third party, PDT will promptly investigate and defend that claim, and will indemnify TG for any judgment entered against TG resulting from such a claim; this, on the condition that TG gives PDT prompt notice of any such claim (assuming the claim is asserted to TG), provides PDT with all information and assistance as PDT may require in order to investigate and defend the claim, and gives PDT the authority necessary to settle or defend the claim as it sees fit. This indemnification will not apply if the claim arises out of the incorporation of the TG Requirements in the Units, nor will it apply if TG or some other party modified or altered the Units, or combined them with some other product or device, in a manner not approved by PDT.

26. Should a claim be made that the manufacture, use, maintenance, sale or other disposition of the Units, by virtue of the incorporation therein of the TG Requirements, infringes or otherwise violates any patent, copyright, trademark, trade secret, or proprietary or other information of any third party, TG will promptly investigate and defend that claim, and will indemnify PDT for any judgment entered against PDT resulting from such a claim; this, on the condition that PDT gives TG prompt notice of any such claim (assuming the claim is asserted to PDT), provides TG with all information and assistance as TG may require in order to investigate and defend the claim, and gives TG the authority necessary to settle or defend the claim as it sees fit.

Breach/Force Majeure/Termination

27. If either party breaches a material obligation of this Agreement, and such breach is not cured within 30 days after receipt of notice from the non-breaching party, then the non-breaching party may terminate this Agreement.

28. The parties to this Agreement are exonerated from their responsibility to fulfill all or part of their contractual obligations (other than for delay in the payment of money due and payable hereunder) if these cannot be fulfilled due to force majeure. Provided the circumstances of force majeure last no longer than six months, the parties hereto shall observe the terms and conditions of the Agreement, and the delivery times and other relevant time-related conditions shall be extended by a period equal to the duration of the force majeure contingencies. On expiry of this period, either party will be entitled to withdraw from the Agreement and terminate it. Force majeure contingencies are defined as events which


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      cause a party to this Agreement to be unable substantially to perform its obligations under the Agreement, which are beyond the party's reasonable control and which occur without its fault or negligence; these include, without limitation, war, hostilities, rebellion, acts of God, strikes and failure of suppliers, subcontractors, and carriers to meet their obligations to the party to this Agreement. In the event of the occurrence of a force majeure contingency, the party affected by it will notify the other party of its occurrence, in writing (via facsimile transmission) within three business days of its occurrence, and will in the same manner notify the other party of its cessation within three business days of its cessation.

29. In the event of termination of this Agreement due to force majeure, all financial obligations which had accrued but which were unpaid as of the effective date of termination of this Agreement shall survive termination. This includes, in the case where the force majeure does not prevent PDT from delivering Units under then-outstanding Purchase Orders and Forecasts, the obligation of TG to pay the amounts due under such Purchase Orders and the amounts that would be due for 75% of the quantities forecast in then-outstanding Forecasts if Purchase Orders had been issued in accordance with such Forecasts. All other obligations which would have accrued after the effective date of termination shall terminate.

30. It is noted, to avoid doubt, that in the event of a breach of this Agreement by one of the parties, the non-breaching party shall entitled to all remedies available under law t its further noted, to avoid doubt, that where the non-breaching party has the right to terminate this Agreement by virtue of a breach of the other party, the non-breaching party shall be entitled, if it so desires, to demand instead specific performance and enforcement of this Agreement.

Dispute Resolution/Governing Law/Jurisdiction

31. The laws of the United Kingdom shall apply to the interpretation, application and enforcement of this Agreement. The courts of the United Kingdom, located in London, England, shall share jurisdiction with the state of Florid to adjudicate any matter brought before a court with regard to this Agreement (subject to the arbitration provision below)

32. In the event of any dispute between the parties with regard to the interpretation, application or enforcement of this Agreement, such dispute shall be arbitrated under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "ICC Rules"). The arbitration shall be conducted by an arbitrator to be agreed upon by the parties and, in the absence of such agreement (or if one of the parties does not promptly cooperate in appointing an arbitrator), by an arbitrator appointed in accordance with the ICC Rules. The venue of the arbitration shall be in London, England, United Kingdom. This Agreement also constitutes an


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      arbitration agreement. To the extent that the ICC Rules, or the laws of the United Kingdom themselves, permit the arbitrator to rule other than in accordance with United Kingdom law, the arbitrator shall be permitted (but not required) to so rule. 33. The arbitration provision above shall not preclude either party to this Agreement from seeking injunctive relief in a court of law.

Miscellaneous

34. Each party to this Agreement represents and warrants that any and all actions necessary for the execution and implementation of this Agreement pursuant to any applicable laws have been accomplished, including, without limitation, the action of any shareholders or directors, that the execution of this Agreement will not breach or be in conflict with any other contract or agreement to which it is a party, and that this Agreement has been validly executed by it.

35. Each party to this Agreement agrees that it shall act so as to implement, to its full extent, the provisions of this Agreement and in all respects use its best endeavors and take all such steps as may reasonably be within its power so as to comply with and act in a manner contemplated by the provisions of this Agreement and so as to implement to their full extent the provisions of this Agreement, and to the extent, if any, which may be permitted by law, shall cause its respective nominee, directors, agents and employees, if any, to act accordingly.

36. PDT and TG are contractors independent of one another. Nothing in this Agreement is intended to or shall constitute either party as an agent, legal representative, partner, joint venture, franchisee, employee, or servant of the other for any purpose. Neither party shall make any contract, agreement, warranty, or representation on behalf of the other party, or incur any debt or other obligation in the other party's name, or act in any manner which has the effect of making that party the apparent agent of the other; and neither party shall assume liability for, or be deemed liable as a result of, any such action by the other party. Neither party shall be liable by reason of any act nor does omission of the other party in the conduct of its business or for any resulting claim or judgment, including without limitation those arising from oral or written statements the other party makes in connection with its marketing efforts.

37. Neither party to this Agreement may assign any of its respective rights and obligations under this Agreement without the express written consent of the other party before that assignment. Any permitted assignment will not relieve the assigning party of its outstanding financial obligations, if any, incurred before the assignment.


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38.   This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

39. This Agreement constitutes the entire Agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, representations, negotiations and discussions, whether oral or written, of the parties.

40. This Agreement may not be amended, altered or modified except by a written instrument signed by the parties.

41. With regard to any power, remedy or right available to a party under this Agreement, no waiver or extension of time shall be effective unless executed in writing by the waiving party. No alteration, modification or impairment of a term of this Agreement shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence. Further, no waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

42. Each term of this Agreement is severable. The validity, legality or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unforcable in any respect.

43. The parties to this Agreement were free to choose to be represented by counsel, if they so desired. There shall be no presumption that this Agreement should be interperted against the party, which drafted it.

44. Each party to this Agreement shall bear its own costs of counsel and other advisers incurred with regard to the negotiation of this Agreement.

45. The paragraph headings in this Agreement are inserted only as a matter of convienence, and in no way define, limit, or extend or interpret the scope of the Agreement or any particular paragraph.

46. This Agreement may be executed simultaniously in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


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47.   All notices and documents to be provided by one party to the other shall be in writing and provided in accordance with the specific method described in this Agreement with respect a particular notice or document and, in the absence of any provision of a specific method, shall be sent by facsimile transmission or registered mail or delivered by personal service to such fax number or address as may be designated from time to time by the relevant party and which shall initially be:

48.   For PDT -

            9th Floor
            8 Exchange Quay
            Salford Quays
            Lancashire
            M5 3EJ
            United Kingdom

            Fax No. +44 (0)161 874  501

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      For TG -

      by personal service to such fax number or address as may be designated from time to time by the relevant party and which shall initially be:

48.   For PDT -

            9th Floor
            8 Exchange Quay
            Salford Quays
            Lancashire
            M5 3EJ
            United Kingdom

            Fax No. +44 (0)161 874  501

      For TG -

      TheGlobe.com
      110 East Broward Blvd. Suite 1400
      Fort Lauderdale, Florida 33301
      U.S.A.
      Fax 954-357-4654

      and for any matters related to billing:

      P.O. Box 029006
      Fort Lauderdale, Florida 33302
      U.S.A.

      A notice or document sent by facsimile transmission shall not be deemed to have been received by the party to which it was sent unless that party has confirmed receipt in writing.

      IN WITNESS WHEREOF THE PARTIES HEREUNTO PUT THEIR HANDS

      /s/     David Holder                      /s/    James L. Magruder
      ------------------------                  ------------------------
      By:     David Holder                      By:    James L. Magruder
      Title:  Managing Director                 Title: Vice President


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